Registration No. 333-85488

Filed Pursuant to Rule 424(b)(2)

John Hancock Life Insurance Company

SignatureNotes

With Maturities of Twelve Months or More from Date of Issue

Pricing Supplement No. 170	Trade Date: 12/27/2004
(To Prospectus dated July 22, 2002 as supplemented by Prospectus Supplement dated January 10, 2003)	Issue Date: 12/30/2004

The date of this Pricing Supplement is December 27, 2004

CUSIP or Common Code:	41013NHX9	41013NHY7	41013NHZ4	41013NJA7	41013NJB5	41013NJD1

Price to Public:	100.000%	100.000%	100.000%	100.000%	100.000%	100.000%

Principal Amount:	$240,000.00	$215,000.00	$120,000.00	$285,000.00	$260,000.00	$988,000.00

Proceeds to Issuer:	$238,500.00	$213,280.00	$118,650.00	$281,010.00	$256,360.00	$963,300.00

Discounts and Commissions:	0.625%	0.800%	1.125%	1.400%	1.400%	2.500%

Reallowance:	0.150%	0.150%	0.175%	0.200%	0.200%	0.350%

Dealer:	99.550%	99.375%	99.100%	98.900%	98.900%	97.900%

Maturity Date:	12/15/2007	12/15/2008	12/15/2010	12/15/2012	12/15/2012	12/15/2029

Stated Annual Interest Rate:	3.150%	3.400%	3.750%	4.100%	Step: 3.150% through 6/14/2007, and 6.000% thereafter (unless called)	5.200%

Interest Payment Frequency:	Quarterly	Semi	Quarterly	Semi	Monthly	Semi

First Payment Date:	3/15/2005	6/15/2005	3/15/2005	6/15/2005	1/15/2005	6/15/2005

Additional Amounts:	N/A	N/A	N/A	N/A	N/A	N/A

Survivor’s Option:	Yes	Yes	Yes	Yes	Yes	Yes

Callable by Issuer:	No	No	No	No	Yes	Yes

If Callable by Issuer, dates and terms of redemption (including the redemption price)	N/A	N/A	N/A	N/A	6/15/2007 Callable one time only at 100% on call date above with 30 days notice.	12/15/2009 Callable one time only at 100% on call date above with 30 days notice.

Original Issue Discount[1]:	N/A	N/A	N/A	N/A	N/A	N/A

Other Material Terms (if any):	N/A	N/A	N/A	N/A	N/A	N/A

Effective April 7, 2003 the name of Solomon Smith Barney Inc., an agent of the program, was changed to Citigroup Global Markets Inc.

[1]	For information regarding certain tax provisions applicable to Original Issue Discount notes, including zero-coupon notes, see “Tax Consequences to U.S. Holders — Original Issue Discount Notes” in the Prospectus.